                                                                       Exhibit 5

November 28, 2000

Edgwater Technology, Inc.
302 East Millsap Road
Fayetteville, Arkansas 72703
Attn: Board of Directors

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Edgwater Technology, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 4,000,000 shares of the Company's Common Stock, $.01 par value, (the "Shares") issuable pursuant to its 2000 Employee Stock Option Plan (the "Employee Plan").

In connection with this opinion, I have examined the Registration Statement and related Prospectus, the Company's Certificates of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Employee Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

EDGEWATER TECHNOLOGY, INC


By:  /s/ GORDON Y. ALLISON, ESQ.
   --------------------------------
   Executive Vice President - General Counsel
   & Corporate Secretary